Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 22, 2013, by and among Heska Corporation, a Delaware corporation (the “Purchaser”), Cuattro Veterinary USA, LLC, a Delaware limited liability company (the “Company”), Kevin S. Wilson (the “Founder”) and the current members of the Company named on the signature page hereof (each, a “Continuing Member” and collectively, the “Continuing Members”).

WHEREAS, the Continuing Members own all of the issued and outstanding equity of the Company;

WHEREAS, on October 29, 2012 the Purchaser and the Founder entered into that certain Exclusive Negotiations Agreement pursuant to which the Purchaser paid an advance of $1,000,000 to the Founder (the “Exclusivity Advance”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as an inducement to the Purchaser to enter into this Agreement, the Company, the Purchaser and the Continuing Members are entering into a duly executed and delivered Amended and Restated Operating Agreement for the Company dated as of the date hereof (the “New Operating Agreement”) to supersede in its entirety the Operating Agreement of the Company dated April 4, 2011 (the “Old Operating Agreement”);

WHEREAS, the parties desire the Company to issue and sell to the Purchaser, and the Purchaser to purchase from the Company, on the terms and conditions of this Agreement, a number of Units (as defined in the New Operating Agreement) (the “Purchaser Units”), a portion of the proceeds of which the Company shall apply to redeem a portion of Units of the Company held by certain Continuing Members (the “Redeemed Units”), on the terms and conditions of this Agreement;

WHEREAS, immediately after the sale to Purchaser of the Purchaser Units, the parties intend for the Company to use the funds to fund the redemptions set forth above;

WHEREAS, immediately following the sale of the Purchaser Units and the consummation of the redemptions contemplated above, the parties intend that the Continuing Members will own 45.4% of the Units and the Purchaser will own 54.6% of the Units on a Fully Diluted Basis (where “Fully Diluted Basis” means the number of Units outstanding, together with Units that the Company may be required to issue pursuant to warrants, options or other obligations outstanding under employee equity or similar benefit plans or otherwise, whether or not vested or then exercisable);

WHEREAS, prior to the date hereof, the Founder purchased all Units of the Company held by members other than the Continuing Members (the “Former Members”) in consideration of indebtedness that the Founder intends to pay by delivery to certain of the Former Members (collectively, the “Share Recipients”) of a portion of the cash and Purchaser Common Stock proceeds related and resulting from the transactions contemplated by this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as an inducement to the Purchaser to enter into this Agreement, the Company, the Purchaser, the Continuing Members and the Share Recipients are entering into a duly executed and delivered Lock-Up Agreement dated as of the date hereof (the “Lock-Up Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as an inducement to the Purchaser to enter into this Agreement, the Purchaser is entering into a duly executed and delivered employment agreement with each of the Founder, Rod Lippincott and Steve Asakowicz dated as of the date hereof (the “Purchaser Employment Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Company, the Founder and the Continuing Members agree as follows:

ARTICLE I

ISSUANCE AND SALE OF UNITS; REDEMPTION; CLOSING

1.1 Issuance and Sale of Units. At the Closing (as defined in Section 1.3) the Company will issue and sell to the Purchaser, and the Purchaser will purchase, 1,067,293 Units for the aggregate purchase price as follows (the “Purchase Price”): (a) $4,073,165.76 in cash in immediately available funds (the “Closing Cash”) (inclusive of the Exclusivity Advance, which amount will be credited against the Purchaser’s obligation to pay the Closing Cash); and (b) 419,112 shares of Heska Corporation Common Stock, $0.01 par value per Share (the “Heska Shares”).

1.2 Redemption; Use of Proceeds. At the Closing, the Company will redeem from certain Continuing Members the Redeemed Units as set forth on the schedule delivered by the Company to the Purchaser as of the date hereof (the “Closing Redemption and Proceeds Schedule”). The Company will distribute the cash and stock proceeds from the sale of the Purchaser Units, and credit the Exclusivity Advance, as set forth on the Closing Redemption and Proceeds Schedule in full satisfaction of (i) all obligations of the Company under the Old Operating Agreement to Members through the Closing, (ii) any redemption obligations of the Company to certain Continuing Members, and (iii) the indebtedness of the Company described in such Closing Redemption and Proceeds Schedule.

1.3 Location and Date of the Closing. The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place at 10:00 am local time at the offices of the Purchaser, 3760 Rocky Mountain Avenue, Loveland, CO 80538, or remotely by the exchange of documents and signatures, simultaneously with the execution and delivery of this Agreement. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall be deemed effective at 11:59 p.m. on the Closing Date.

1.4 Closing Deliveries.

(a) Deliveries by the Company, the Continuing Members and the Share Recipients. At the Closing, the Company, the Continuing Members and the Share Recipients shall deliver to the Purchaser the following (this Agreement, the documents referred to in this Section 1.4(a) to be executed by the Company, and all other agreements and instruments contemplated hereby to be executed by the Company being collectively referred as the “Company Transaction Documents”, and this Agreement, the documents referred to in this Section 1.4(a) to be executed by the Continuing Members and/or the Share Recipients, and all other agreements and instruments contemplated hereby to be executed by the Continuing Members or the Share Recipients being collectively referred to as “Member Transaction Documents” of such Continuing Members or Share Recipients, as the case may be):

(i) Busey . A pay-off letter and wire transfer instructions to Busey Bank, to whom the Company owes indebtedness for borrowed money jointly and severally with Cuattro Veterinary, LLC (“Busey Bank Indebtedness”);

(ii) Founder and Company to deliver a release from Busey Bank within five business days of Closing;

(iii) Closing Payment Instructions. Instructions for delivering the Closing Cash Payment to the Company by wire transfer;

(iv) Unit Register. Evidence reasonably acceptable to the Purchaser confirming that the Company’s Unit Register has been appropriately updated to reflect the issuance of the Purchaser Units;

(v) New Operating Agreement. The New Operating Agreement duly executed by each of the Company and the Continuing Members;

(vi) Lock-Up Agreement. The Lock-Up Agreement duly executed by the Company, the Continuing Members and the Share Recipients;

(vii) Investor Questionnaire. An Accredited Investor Questionnaire dated as of the date hereof (the “Accredited Investor Questionnaire”) or Purchaser Representative Questionnaire and Investor Acknowledgment dated as of the date hereof (the “Purchaser Questionnaire”), as applicable, duly executed by the Company, the Continuing Members and the Share Recipients;

(viii) Amended and Restated Master License Agreement. The Amended and Restated Master License Agreement dated as of the date hereof, duly executed by the Company and the Purchaser (the “License Agreement”);

(ix) Supply Agreement. The Supply Agreement dated as of the date hereof, duly executed by the Company and the Purchaser (the “Supply Agreement”);

(x) Employment Agreements. The Purchaser Employment Agreement, each dated as of the date hereof, duly executed by the Purchaser and each of the Founder, Rod Lippincott and Steve Asakowicz;

(xi) Non-Competition and Non-Solicitation Agreements. The Non-Competition and Non-Solicitation Agreements, each dated as of the date hereof, duly executed by the Purchaser and each of the Founder, Steve Asakowicz and Rod Lippincott (each a “Key Employee”);

(xii) Releases. Releases, each dated as of the date hereof, duly executed by each Continuing Member, Former Member and Share Recipient;

(xiii) Consents and Approvals. Evidence that (A) all consents set forth on the schedule delivered by the Company to the Purchaser on the date hereof and (B) all other consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with any Person necessary or advisable in connection with the consummation by the Company or any Member of the transactions contemplated hereby have, in each of the cases described in the preceding clauses (A) and (B), been obtained or made, as applicable;

(xiv) Termination of Equity Incentive Plan. Evidence of termination of that certain 2011 Equity Incentive Plan of the Company, duly executed by the Company and each participant in such plan;

(xv) Termination of Unit Issuance Agreements. Evidence of termination of those certain Unit Issuance Agreements between the Company, on the one hand, and each of Steve Asakowicz and Rod Lippincott, on the other hand, duly executed by the Company, on the one hand, and each of Steve Asakowicz and Rod Lippincott, on the other hand;

(xvi) Name Change Amendment. Evidence of the filing of the Certificate of Amendment to the Certificate of Formation of the Company, certified by an appropriate authority of the State of Delaware, to implement the change of the Company’s name to Heska Imaging US, LLC;

(xvii) Manager’s Certificate. A certificate executed by the Manager of the Company certifying that attached thereto are (A) a true, complete and correct copy of the Certificate of Formation of the Company, as amended, as in effect at the Closing, certified by an appropriate authority of the State of Delaware, (B) true, complete and correct copies of the Old Operating Agreement of the Company as in effect immediately prior to the Closing and the New Operating Agreement as in effect as of the Closing, (C) true, complete and correct copies of resolutions of the Company’s managers and members, respectively, authorizing the execution, delivery and performance by the Company of this Agreement and all other Company Transaction Documents and the transactions contemplated hereby and thereby, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of the Company authorized to sign the Company Transaction Documents;

(xviii) Good Standing Certificates. Certificates issued by an appropriate authority of the State of Delaware and each other jurisdiction in which the Company is qualified to do business, certifying as of a date no more than five (5) days prior to the Closing Date that the Company is in good standing under the Laws (as defined below) of such jurisdiction; and

(xix) Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by the Company, the Continuing Members or the Share Recipients pursuant to the Transaction Documents (as defined below), and all such other documents, certificates and instruments as the Purchaser reasonably requests in order to give effect to the transactions contemplated hereby or to vest in the Purchaser good and valid title in and to the Purchaser Units free and clear of all Liens (as defined below) other than restrictions on transfer imposed by the Operating Agreement or applicable federal and state securities Laws.

(b) Deliveries by the Purchaser. At the Closing the Purchaser shall deliver to the Company (this Agreement, the documents referred to in this Section 1.4(b) to be executed by the Purchaser, and all other agreements and instruments contemplated hereby to be executed by the Purchaser being collectively referred as the “Purchaser Transaction Documents” and collectively with the Company Transaction Documents and the Member Transaction Documents, the “Transaction Documents”):

(i) Closing Payment. The Purchaser shall pay to the Company, by wire transfer of immediately available funds, in accordance with (to the extent made available) wire transfer instructions delivered pursuant to Section 1.4(a)(ii), an aggregate sum equal to the Closing Cash less the Exclusivity Advance (the “Closing Payment”);

(ii) Heska Shares. The Purchaser shall deliver a stock certificate or certificates, in denominations specified in writing by the Company, to the Company representing the Heska Shares bearing the following legends:

(1) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED (I) IN THE ABSENCE OF SUCH REGISTRATION OR (II) WITHOUT AN EXEMPTION THEREFROM AND, IF REQUESTED BY PURCHASER, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO PURCHASER THAT SUCH REGISTRATION IS NOT REQUIRED.”

(2) “THE HOLDER OF SECURITIES REPRESENTED BY THIS CERTIFICATE HAS ENTERED INTO A LOCK-UP AGREEMENT PURSUANT TO WHICH SUCH HOLDER HAS AGREED THAT PRIOR TO AUGUST 30, 2013 SUCH HOLDER SHALL NOT OFFER TO SELL, CONTRACT TO SELL OR OTHERWISE SELL, DISPOSE OF OR GRANT ANY RIGHTS WITH RESPECT TO THE SECURITIES REPRESENTED BY THIS CERTIFICATE. THE FOREGOING RESTRICTION PRECLUDES SUCH HOLDER FROM ENGAGING IN ANY HEDGING OR OTHER TRANSACTIONS THAT MAY LEAD TO OR RESULT IN A SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE PRIOR TO AUGUST 30, 2013 EVEN IF SUCH SECURITIES WOULD BE SOLD BY SOMEONE OTHER THAN THE HOLDER.”

(iii) New Operating Agreement. The New Operating Agreement duly executed by the Purchaser;

(iv) Lock-Up Agreement. The Lock-Up Agreement duly executed by the Purchaser;

(v) Consents and Approvals. Evidence that all consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Person necessary to the consummation by the Purchaser of the transactions contemplated hereby have been obtained or made, as applicable; and

(vi) Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by the Purchaser pursuant to the Transaction Documents, and all such other documents, certificates and instruments as the Company shall reasonably request in order to give effect to the transactions contemplated hereby.

1.5 Covenants.

(a) Busey Bank Pay-Off. The Founder shall (A) pay directly to Busey Bank the amount of $1,002,739.13 of his own funds, which amount shall fully pay, discharge and satisfy the Busey Bank Indebtedness then outstanding in accordance with (to the extent made available) a pay-off letter delivered pursuant to Section 1.4(a)(i), and (B) with five (5) business days following the Closing deliver to the Purchaser a release duly executed by Busey Bank in connection with such payoff.

(b) Former Member and Share Recipient Deliverables and Actions. The Founder will (i) cause to be delivered to the Purchaser the agreements and documents that are required to be delivered by the Former Members and/or Share Recipients at or prior to the Closing and (ii) cause to be performed and complied with all obligations and covenants contained in this Agreement that are required to be performed or complied with by the Former Members and/or Share Recipients at or prior to the Closing.

(c) Tax Treatment. The parties hereto agree that the contribution to the Company by the Purchaser of the Purchase Price followed by the redemption by the Company of the Redeemed Units held by certain Continuing Members for cash and Heska Shares having an aggregate value of $7,644,000 shall be treated for federal income tax purposes as a purchase by the Purchaser of the Redeemed Units from the Continuing Members for cash and Heska Shares as set forth in the Closing Redemption and Proceeds Schedule. The parties shall report for all federal income tax purposes in accordance with this Section 1.5(c).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed by the Company in the written Disclosure Schedule provided by the Company to the Purchaser dated the date hereof (the “Disclosure Schedule”), the Company hereby represents and warrants to the Purchaser that the statements contained in this Article II are complete and accurate as of the Closing Date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article II, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify the correspondingly numbered section and/or subsection in this Article II and, to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections, the other sections and subsections in this Article II.

2.1 Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite company power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and the other Company Transaction Documents and to carry out the transactions contemplated by this Agreement and the other Company Transaction Documents. The Company is duly qualified to do business as a foreign company and is in good standing in each jurisdiction in which the failure so to qualify could reasonably be expected to have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company, where the term “material”, unless otherwise specifically defined, shall include any specified item, event or matter which, in the aggregate, results in, or may have as a result, an impact which exceeds or may exceed $10,000 (a “Company Material Adverse Effect”). The Company has furnished to the Purchaser complete and accurate copies of its Certificate of Formation and Operating Agreement, each as amended to date and in effect. The Company has at all times complied with all provisions of its Certificate of Formation and Operating Agreement and is not in default under, or in violation of, any such provision.

2.2 Subsidiaries. The Company does not have and has not had any subsidiaries, and does not own or control, and has not owned or controlled, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.3 Capitalization.

(a) The Continuing Members own all of the capital, profits and other equity interests in the Company. Immediately after the Closing, the Continuing Members will own 45.4% of the Units as set forth on the Closing Redemption and Proceeds Schedule and in the New Operating Agreement and the Purchaser will own 54.6% of the Units and there will be no other capital, profits or other equity interests in the Company.

(b) Section 2.3(b) of the Disclosure Schedule includes a complete and accurate list of the holders of equity interests in the Company, showing the equity interests held by each such holder immediately before the Closing and the number of Units held by each such holder immediately following the Closing. Section 2.3(b) of the Disclosure Schedule also indicates all equity interests or Units that are restricted or otherwise subject to a repurchase or redemption right, indicating the name of the applicable holder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding equity interests in the Company have been duly authorized and validly issued and are fully paid. All of the issued and outstanding equity interests in the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(c) Section 2.3(c) of the Disclosure Schedule includes a complete and accurate list of: (i) all option plans and other equity-related plans of the Company (the “Company Plans”), indicating for each Company Plan the amount issued to date under such Company Plan, the amount of equity subject to outstanding options under such Company Plan and the amount of equity reserved for future issuance under such Company Plan; (ii) all holders of outstanding options to purchase equity (“Company Options”), indicating with respect to each Company Option the Company Plan under which it was granted, the amount of equity subject to such Company Option, the exercise price, if any, the date of grant and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of warrants or other rights (other than Company Options) to purchase or acquire equity interests in the Company (“Company Warrants”), indicating with respect to each Company Warrant the agreement or other document under which it was granted, the amount of equity subject to such Company Warrant, the exercise price, if any, the date of issuance and the expiration date thereof. The Company has furnished to the Purchaser complete and accurate copies of all Company Plans, forms of all agreements evidencing Company Options and all Company Warrants. All of the equity interests subject to Company Options and Company Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, and fully paid.

(d) Except as set forth in this Section 2.3, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any equity interest in the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to any holder of any equity interests in the Company any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any equity interest in the Company or to make any distribution in respect thereof, and (iv) there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.

(e) Except for this Agreement, the Lock-Up Agreement and the New Operating Agreement, there is no agreement, written or oral, between the Company and any holders of its securities, or among any holder of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act of 1933 (the “Securities Act”), or voting, of equity interests in the Company.

2.4 Issuance of Units. The issuance, sale and delivery of the Purchaser Units in accordance with this Agreement have been duly authorized by all necessary company action on the part of the Company. The Purchaser Units when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly authorized, validly issued and fully paid and free and clear of all Liens other than restrictions on transfer imposed by the Operating Agreement or applicable federal and state securities Laws. Assuming the accuracy of the representations and warranties of the Purchaser in Article IV, the Purchaser Units will be issued in compliance with all applicable federal and state securities Laws.

2.5 Authority for Agreement; No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary company action. This Agreement and the other Company Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms.

(b) Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Company Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by the Company will not (i) conflict with or violate any provision of the Certificate of Formation of the Company or the Operating Agreement, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the imposition or acceleration of obligations or the loss of any benefits under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, permit, indenture, mortgage, instrument, Lien (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the imposition of any Lien upon any assets of the Company or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, “Lien” means any mortgage, pledge, security interest, encumbrance, charge, restriction on transfer or other lien (whether arising by contract or by operation of law).

2.6 Governmental Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) is required on the part of the Company in connection with the offer, issuance, sale and delivery of the Purchaser Units or the other transactions to be consummated at the Closing, as contemplated by this Agreement and the other Transaction Documents. Assuming the accuracy of the representations and warranties made by the Purchaser in Article IV, the offer and sale of the Purchaser Units to the Purchaser will be in compliance with applicable federal and state securities Laws. Since the date of the Exclusivity Agreement, the Company has not offered Units or any substantially similar securities of the Company, for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect thereof with, any Persons other than the Purchaser, and the Company has not taken any action that will cause the issuance and delivery of the shares of the Purchaser Units as contemplated hereby to constitute a violation of the Securities Act.

2.7 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the Company’s knowledge, any basis therefor or threat thereof, (a) against the Company, any of the Continuing Members, any of the Former Members or, to the extent related to their employment relationship with the Company, any executive level employee of the Company, (b) which questions the validity of this Agreement, the other Transaction Documents or the right of the Company or any of the Continuing Members or Share Recipients to execute, deliver and perform any such documents, or (c) which could reasonably be expected to result, either individually or in the aggregate, in a Company Material Adverse Effect. Without limiting the foregoing, there is no litigation pending, or, to the Company’s knowledge, any basis therefor or threat thereof, against the Company, any of the Continuing Members, any of the Former Members or any of the Company’s employees by reason of the past employment relationships of any of the Continuing Members or Former Members or the Company’s employees, the proposed activities of the Company, or negotiations by the Company with possible investors in the Company. None of the Company, the Continuing Members, the Former Members or, to extent related to their employment relationship with the Company, any executive level employee of the Company, is subject to any outstanding judgment, order or decree.

2.8 Financial Statements.

(a) Section 2.8(a) of the Disclosure Schedule includes a complete and accurate copy of (a) the balance sheet of the Company at December 31, 2011 (as part of the Company and Affiliates reviewed balance sheet) and the related reviewed statements of operations for the fiscal year then ended, and (b) the balance sheet of the Company (the “Balance Sheet”) at December 31, 2012 (the “Balance Sheet Date”) and the related statements of operations for the calendar year then ended (collectively, the “Financial Statements”).

(b) The Financial Statements are in accordance with the books and records of the Company, present fairly the financial condition and results of operations of the Company, at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except that the unaudited Financial Statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate are not reasonably expected to be material.

2.9 Absence of Undisclosed Liabilities. Section 2.9 of the Disclosure Schedule sets forth all liabilities of the Company of any nature (whether absolute or contingent) as of the date hereof, other than (a) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice and (b) contractual liabilities incurred in the ordinary course of business consistent with past practice pursuant to Material Contracts and which could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect. Immediately following the Busey Bank Indebtedness pay-off contemplated by Section 1.5 above, the Company will not have any liability for any Busey Bank Indebtedness.

2.10 Absence of Changes. Since the Balance Sheet Date, there has not been any:

(a) changes, events, circumstances, developments or effects that, individually or in the aggregate, have had, or could reasonably be expected to have, a Company Material Adverse Effect;

(b) waiver or compromise by the Company of a material right or of a material debt owed to it;

(c) satisfaction or discharge of any claim or Lien, or payment of any obligation, by the Company, except in the ordinary course of business consistent with past practice and the satisfaction, discharge or payment of which could not reasonably be expected to have a Company Material Adverse Effect;

(d) material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(e) material change in any compensation arrangement or agreement with any employee, officer, manager or member of the Company;

(f) resignation or termination of employment of any officer or any executive level employee of the Company;

(g) imposition of any Lien on any asset of the Company, except Liens for taxes not yet due or payable and any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the ordinary course of business that do not materially detract from the value or use of the property encumbered thereby (“Permitted Liens”);

(h) loans or guarantees made by the Company to or for the benefit of its employees, officers, managers or members, or any members of their immediate families;

(i) declaration, setting aside or payment or other distribution in respect of any equity interest in the Company, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interest by the Company;

(j) sale, assignment, transfer or disposition of any material assets of the Company;

(k) acquisition by the Company of any material assets;

(l) receipt by the Company of notice that any of its major customers has terminated, or intends to terminate, its relationship with the Company or canceled, or intends to cancel, any order submitted to the Company or that any Governmental Entity has terminated or cancelled or intends to terminate or cancel any Permit (as defined in Section 2.16(b));

(m) any arrangement or commitment by the Company to do any of the things described above in this Section 2.10.

2.11 Taxes.

(a) For purposes of this Agreement: (i) “Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any other Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

(b) The amount shown on the Balance Sheet as provision for Taxes is sufficient in all material respects for the payment of all unpaid Taxes for all periods ending on or before the date thereof. Except as set forth in Section 2.11(b) of the Disclosure Schedule, the Company has timely filed or obtained presently effective extensions with respect to all Tax Returns that are or were required to be filed by it, such Tax Returns are complete and accurate in all material respects and all Taxes shown thereon to be due have been timely paid. Except as set forth in Section 2.11(b) of the Disclosure Schedule, all Taxes that the Company is or was required by Law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. The Tax Returns of the Company have not been audited by any Governmental Entity, and no controversy with respect to Taxes is pending or, to the best of the Company’s knowledge, threatened. The Company is and has been treated as a partnership for United States federal, state and local tax purposes at all times since its date of formation.

(c) To the best of the Company’s knowledge, all elections under Section 83(b) of the Internal Revenue Code of 1986 (the “Code”) have been timely filed by all individuals who have purchased or otherwise have been issued, equity or profits interests in the Company subject to vesting and repurchase rights.

2.12 Property and Assets. The Company has good title to, or a valid leasehold or license interest in, all of its material properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of since the date thereof in the ordinary course of business consistent with past practice, and, except as set forth in Section 2.12 of the Disclosure Schedule, none of such properties or assets is subject to any Lien other than Permitted Liens. The Company does not own and has not owned any real property.

2.13 Intellectual Property.

(a) Section 2.13(a)(i) of the Disclosure Schedule includes a complete and accurate list of each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company. Section 2.13(a)(ii) of the Disclosure Schedule includes a complete and accurate list of each Customer Deliverable (as defined below) of the Company.

(b) The Company owns or has the right to use (pursuant to Material Contracts supplied to Purchaser) all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems (as defined below). The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property (as defined below), and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(b) of the Disclosure Schedule), and, to the best of the Company’s knowledge, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property.

(c) To the Company’s knowledge none of the Customer Deliverables (as defined below), or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person, and neither the marketing, distribution, provision or use of any Customer Deliverables currently under development by the Company will, when such Customer Deliverables are commercially released by the Company, infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any Person that exist today. To the Company’s knowledge none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Section 2.13(c) of the Disclosure Schedule includes a complete and accurate list of any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Purchaser complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Purchaser complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

(d) Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to any Company Intellectual Property, and none of such licenses or other agreements obligates the Company to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any Company Intellectual Property other than the indemnification obligations set forth in, (i) the Company’s form of Master Warranty and Support Terms and Conditions previously delivered to the Purchaser with such changes as the Company may have approved, and (ii) the rental and lease agreements pursuant to the DLL Agreement (as defined in the Amended and Restated Operating Agreement of Heska Imaging US, LLC), which would not individually or in the aggregate constitute a Company Material Adverse Effect.

(e) Section 2.13(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a Person other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click through” licenses).

(f) The Company has not disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any Person, except pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule, and the Company has taken reasonable measures to prevent disclosure of such source code.

(g) All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest (including all moral rights) in such copyrightable materials to the Company, or pursuant to the License Agreement or Supply Agreement. No portion of such copyrightable materials was jointly developed with any third party.

(h) Section 2.13(h) of the Disclosure Schedule includes a complete and accurate list of all Open Source Materials (as defined below) that the Company has used in any way and describes the manner in which such Open Source Materials have been used by the Company, including whether and how the Open Source Materials have been modified and/or distributed by the Company. The Company has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables, (ii) distributed Open Source Materials in connection with any Customer Deliverables, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company with respect to software developed or distributed by the Company or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, the Company has not used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

(i) To the Company’s knowledge, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

(j) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Customer Deliverables” shall mean (A) the products that the Company (1) currently markets, sells or licenses or (2) currently plans to market, sell or license in the future and (B) the services that the Company (1) currently provides or (2) currently plans to provide in the future.

(ii) “Internal Systems” shall mean the internal systems of the Company that are used in its business or operations, including, computer hardware systems, software applications and embedded systems.

(iii) “Intellectual Property” shall mean all: (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer software, data and documentation; (F) inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (G) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions); and (H) copies and tangible embodiments thereof.

(iv) “Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

(v) “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

2.14 Insurance. The Company maintains the insurance policies set forth in Section 2.14 of the Disclosure Schedule, all of which are in full force and effect. To the best of the Company’s knowledge, such policies provide reasonable coverage given the nature of the business engaged in the Company.

2.15 Material Contracts.

(a) Other than the obligations set forth in the Company’s (i) form of Master Warranty and Support Terms and Conditions, and (ii) form of equipment lease or rental with its customers, if any, in each case previously delivered or made available to the Purchaser with such changes as the Company may have approved, which would not individually or in the aggregate constitute a Company Material Adverse Effect, Section 2.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all agreements or commitments of any nature (whether written or oral) to which the Company is a party or by which it is bound (a) that could reasonably be expected to result in future expenditures by the Company in excess of $10,000 or which could reasonably be expected to result in future payments to the Company in excess of $10,000, (b) that is an employment or consulting agreement, employee benefit, bonus, pension, profit-sharing, equity option, equity purchase or similar plan or arrangement, (c) with any Person engaged by the Company as a distributor or sales representative or in a similar capacity, (d) with any current or former member, manager or officer of the Company, or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person, (e) restricting the Company from carrying on any business anywhere in the U.S.A., (f) relating to indebtedness of the Company for borrowed money, (g) for the disposition of a material portion of the Company’s assets, (h) for the acquisition by the Company of the business or securities or other ownership interests of another Person, (i) with any Person regarding a joint venture, partnership, alliance or similar arrangement, (j) with any customer or supplier, or (k) that is otherwise material to the Company (all such agreements required to be disclosed pursuant to this Section 2.15(a), collectively, the “Material Contracts”).

(b) The Company has delivered to the Purchaser complete and accurate copies of all Material Contracts (or an accurate summary of any oral agreement). All Material Contracts are valid, binding, and enforceable against the Company, and, to the best of the Company’s knowledge, against the other parties thereto in accordance with their terms, and in full force and effect. Neither the Company, nor, to the best of the Company’s knowledge, any other party thereto, is in material breach of any of the Material Contracts and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach by the Company or, to the best of the Company’s knowledge, any other party thereto.

2.16 Compliance: Permits.

(a) The Company has, in all material respects, complied with all laws, statutes, rules, regulations, judgments, orders and decrees (collectively, “Laws”) applicable to its present and proposed business. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound or, to the Company’s knowledge, any provision of any Law applicable to or binding upon the Company, which has had, or could reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 2.16(a) of the Disclosure Schedule, to the best of the Company’s knowledge, none of the Continuing Members or Former Members nor any other employee of the Company is in violation of any term of any contract or covenant (either with the Company or with another Person) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

(b) The Company holds and maintains in full force and effect all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (collectively, “Permits”) (including the insurance licenses from insurance regulatory authorities set forth in Section 2.16(b) of the Disclosure Schedule) necessary for the ownership and conduct of its business in each of the jurisdictions in which it conducts or operates its businesses substantially in the manner conducted as of the date hereof. The Company does not underwrite insurance or reinsurance in any jurisdiction that requires any Permit for such business to be conducted.

(c) The Company has, in all material respects, complied with all of the terms and requirements of each Permit. The Company has not received any notice regarding (i) any actual or alleged material violation of, or material failure to comply with, any term or requirement of any Permit, (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to any Permit. To the Company’s knowledge (i) no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or lapse of time or both) constitute or result in, directly or indirectly, (A) a material violation by the Company of, or a material failure on the part of the Company to comply with, any applicable Laws, or any of the terms and requirements of any Permit or (B) the revocation, withdrawal, suspension, cancellation or termination of, or any modification to any Permit and (ii) all filings required to have been made with respect to each Permit, including the filing of all applications required to have been filed for the renewal of each Permit, have been duly made on a timely basis with the appropriate Governmental Entity. The execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any revocation, cancellation, suspension or nonrenewal of any Permit.

(d) To the extent required under applicable Law, all of the Company’s marketing materials, agents agreements, brokers agreements and other similar agreements are on forms approved (where required) by the applicable Governmental Entities or have been filed (where required) and not objected to (or such objection has been withdrawn or resolved) by such Governmental Entities within the period provided for objection.

(e) The Company has filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Entity, and all such reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable Law in effect when filed, and no material deficiencies have been asserted by, nor any material penalties imposed by, any such Governmental Entities with respect to such reports, statements, documents, registrations, filings or submissions.

(f) To the Company’s knowledge, (i) each Person performing services on behalf of the Company (whether as employee or independent contractor or otherwise) (a “Producer”) was, to the extent required under applicable Law, duly licensed in the particular jurisdiction in which such Producer performed services on behalf of the Company; (ii) all compensation paid or payable to each such Producer was paid or is payable in accordance with applicable Laws and Permits; and (iii) no such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of any order applicable to the Company or any aspect of the Company’s business.

(g) The Company and, to the Company’s knowledge, the Producers have marketed and sold the products of the Company in compliance, in all material respects, with all applicable Laws in the respective jurisdictions in which such products have been marketed or sold. All advertising, promotional and sales materials and other marketing practices used by the Company or, to the knowledge of the Company, any Producers have complied and are currently in compliance, in each case, in all material respects, with all applicable Laws; and, to the Company’s knowledge, neither the manner in which the Company compensates any Person involved in the marketing or sale of such products who is not a licensed Producer, nor the conduct of any such Person, renders such Person a Producer subject to licensure as such under any applicable Laws, and the manner in which the Company compensates such Person is in compliance in all material respects with all applicable Laws.

2.17 Employees.

(a) All current and former employees and contractors of the Company (including the Continuing Members and Former Members) have executed and delivered non-disclosure and assignment of inventions agreements and all of such agreements are in full force and effect. The Key Employees have executed and delivered Non-Competition and Non-Solicitation Agreements dated as of the date hereof and all of such agreements are in full force and effect. All current and former consultants of the Company that have performed development work or provided technical services to the Company or have otherwise had access to confidential or proprietary information of the Company have executed and delivered non-disclosure and assignment of inventions agreements, copies of which have been delivered to the Purchaser, and all of such agreements are in full force and effect.

(b) The Company is not aware that any employee of the Company has plans to terminate his or her employment relationship with the Company. The Company has complied in all material respects with all contracts for employment and all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours; and no action, suit or proceeding, or governmental inquiry or investigation are pending or, to the knowledge of the Company, threatened, with respect to such Laws or any employment or other individual compensatory contract, either by private individuals or by Governmental Entities None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company or, to the best of the Company’s knowledge, threatened. Section 2.17(b) of the Disclosure Schedule sets forth a list of all agreements between any Member or officer of the Company and a previous employer of such person that contains non-competition or non-solicitation covenants still in effect. The Company has delivered complete and accurate copies of such agreements to the Purchasers. No employee of the Company, to the Company’s knowledge, is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (i) the performance of the employee’s duties as an employee, director or officer of the Company, or (ii) the Company’s business as conducted or proposed to be conducted.

(c) All persons who have performed services for the Company while classified as independent contractors have satisfied the requirements of applicable Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so. The Company has not incurred, and no circumstances exist under which the Company is likely to incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees

(d) Section 2.17(d) of the Disclosure Schedule sets forth the annual salary and any bonus arrangements of each Member and each other officer of the Company.

2.18 ERISA,

(a) Except as set forth in Section 2.18 of the Disclosure Schedule, the Company does not have or otherwise contribute to or participate in any Employee Benefit Plan and has never contributed to or participated in or had any actual or potential liability with respect to any Employee Benefit Plan, other than a medical benefit plan with respect to which the Company has made all required contributions and has complied with all applicable Laws. The Company neither has nor has ever had any ERISA Affiliates.

(b) For purposes of this Agreement, “Employee Benefit Plan” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, equity compensation or equity-based compensation, equity purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, together with any “benefit plans” as defined in ERISA Section 3(3) and any plans or arrangements that would be so defined if they were not (a) otherwise exempt from ERISA by that or another section, (b) maintained outside the United States or (c) individually negotiated or applicable only to one person. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

2.19 Books and Records. The copy of the minute books of the Company provided to the Purchaser contains complete and accurate minutes of all meetings of the Company’s managers (and any committee thereof) and members, respectively, and all actions by written consent without a meeting by the Company’s managers (and any committee thereof) and members, respectively, since the date of the Company’s formation and accurately reflects in all material respects all actions by the managers (and any committee thereof) and members, respectively, with respect to all transactions referred to in such minutes.

2.20 Absence of Claims; Business Relationships with Affiliates. Except as set forth or provided for in the License Agreement, the Supply Agreement or in Section 2.20 of the Disclosure Schedule, none of the Continuing Members or Former Members, any Affiliate of a Continuing Member or Former Member or any member of the immediate family of a Continuing Member or Former Member owns any asset, property or right, tangible or intangible, used by the Company, has any claim or cause of action against the Company, or is owed any payment or other obligation by the Company. Except as set forth in Section 2.20 of the Disclosure Schedule, other than the New Operating Agreement and standard employee benefits generally made available to all employees of the Company, the Company has not been a party to any contract, agreement, transaction, arrangement or course of dealing with a Member, any Affiliate of a Member or any member of the immediate family of a Member.

2.21 Disclosures. Neither this Agreement, nor any other Transaction Document nor any report, certificate or instrument furnished by or on behalf of the Company to the Purchaser or any of its representatives in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Each projection furnished to the Purchaser by representatives of the Company was prepared in good faith based on reasonable assumptions and represents the Company’s best estimate of future results based on information available as of the date of each such projection.

2.22 Investment. Except for the distributions contemplated by this Agreement, the Company is (a) acquiring the Heska Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the other Transaction Documents, the Company has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof, (b) a bona fide resident of the State contained in the address set forth on the signature page of the Accredited Investor Questionnaire delivered to the Purchaser, (c) not acquiring any Heska Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or internet site or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than a representative of the Purchaser.

2.23 Accredited Investor. The Company is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, as indicated on the Accredited Investor Questionnaire delivered to the Purchaser.

2.24 Experience. The Company has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Heska Shares and the Company is able financially to bear the risks thereof.

2.25 Restricted Securities. The Company is aware that the Heska Shares have not been registered under the Securities Act, that the Heska Shares will be issued by the Purchaser on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Purchaser’s reliance thereon is based in part upon the representations made by the Company in this Agreement. The Company acknowledges that it has been informed by the Purchaser, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities. In particular, the Company agrees that no sale, assignment or transfer of the Heska Shares shall be valid or effective, and the Purchaser shall not be required to give any effect to such sale, assignment or transfer, unless (i) such sale, assignment or transfer is registered under the Securities Act, it being understood that the Heska Shares are not currently registered for sale and that the Purchaser has no obligation or intention to register the Heska Shares; or (ii) the Heska Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act; or (iii) such sale, assignment or transfer is otherwise exempt from the registration under the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MEMBERS

Each Member hereby severally represents and warrants to the Purchaser that the statements contained in this Article III are complete and accurate as of the execution and delivery of this Agreement and the Closing Date.

3.1 Authority. Such Continuing Member has all requisite power and authority to execute, deliver and perform this Agreement and all other Member Transaction Documents to be executed by such Continuing Member. This Agreement and the other Member Transaction Documents have been duly and validly executed and delivered by such Continuing Member and constitute valid and binding obligations of such Continuing Member enforceable in accordance with their respective terms.

3.2 Conflicting Agreements. Such Continuing Member is not and will not be, as a result of the nature of the business conducted or proposed to be conducted by the Company or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any contract or covenant (either with the Company or with another Person) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition, non-solicitation or non-hire, or (c) any other contract or agreement, or any judgment, decree or order of any Governmental Entity, relating to or affecting the right of such Continuing Member to be employed by the Company or to serve as a manager, officer or employee thereof. No such relationship, term, contract, agreement, judgment, decree or order conflicts with such Continuing Member’s obligations to use his best efforts to promote the interests of the Company nor does the execution, delivery and performance of this Agreement or any other Member Transaction Document, nor the carrying on of the Company’s business by such Continuing Member as a manager, officer or employee of the Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3.3 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or, to the best of such Continuing Member’s knowledge, threatened against such Continuing Member, and, to the best of such Continuing Member’s knowledge, there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.

3.4 Certain Agreements. Except for this Agreement, the Lock-Up Agreement, the Operating Agreement and the Unit Purchase Agreements thereunder such Continuing Member is not a party to any, and to the best of such Continuing Member’s knowledge there are no, agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the securities of the Company.

3.5 Company Representations and Warranties. To the best of such Continuing Member’s knowledge, the representations and warranties of the Company set forth in Article II are complete and accurate.

3.6 Prior Legal Matters. Such Continuing Member has not been (a) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); or (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company.

3.7 Disclosure. To the best of such Continuing Member’s knowledge, neither this Agreement, any other Member Transaction Document or any report, certificate or instrument furnished to the Purchaser or its counsel in connection with the transactions contemplated by this Agreement or the other Transaction Documents, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.8 Investment. Such Continuing Member is (a) acquiring any Heska Shares distributable to such Continuing Member in accordance with this Agreement and the Lock-Up Agreement for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof (it is understood and agreed that Shawna M. Wilson may transfer shares for estate planning and charitable gifting purposes), nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the other Transaction Documents, such Continuing Member has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof, (b) a bona fide resident of the State contained in the address set forth on the signature page of the Accredited Investor Questionnaire or Purchaser Questionnaire, as applicable, delivered to the Purchaser, (c) not acquiring any Heska Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or internet site or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than a representative of the Purchaser.

3.9 Accredited Investor. Such Continuing Member is:

(a) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, as indicated on the Accredited Investor Questionnaire delivered to the Purchaser prior to Closing; or

(b) not an “accredited investor” and has engaged the Founder as such Continuing Member’s “purchaser representative” as defined in Rule 501(h) of Regulation D promulgated under the Securities Act (“Investor Representative”) and delivered the Purchaser Questionnaire to the Purchaser prior to Closing, as completed and executed by the Investor Representative and acknowledged by such Continuing Member.

3.10 Experience. Such Continuing Member (either individually or together with such Continuing Member’s Investor Representative) has such knowledge and experience in financial and business matters that such Continuing Member (either individually or together with such Continuing Member’s Investor Representative) is capable of evaluating the risks and merits of such Continuing Member’s investment in the Heska Shares hereunder, and the ability of such Continuing Member to financially bear the risks thereof.

3.11 Restricted Securities. Such Continuing Member is aware that the Heska Shares have not been registered under the Securities Act, that the Heska Shares will be issued by the Purchaser on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Purchaser’s reliance thereon is based in part upon the representations made by such Continuing Member in this Agreement. Such Continuing Member acknowledges that such Continuing Member has been informed by the Purchaser, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities. In particular, such Continuing Member agrees that no sale, assignment or transfer of the Heska Shares shall be valid or effective, and the Purchaser shall not be required to give any effect to such sale, assignment or transfer, unless (i) such sale, assignment or transfer is registered under the Securities Act, it being understood that the Heska Shares are not currently registered for sale and that Purchaser has no obligation or intention to register the Heska Shares; or (ii) the Heska Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act; or (iii) such sale, assignment or transfer is otherwise exempt from the registration under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that the statements contained in this Article IV are complete and accurate as of the execution and delivery of this Agreement.

4.1 Investment. The Purchaser is acquiring the Purchaser Units for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the other Transaction Documents, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.2 Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.3 Authority. The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other Purchaser Transaction Documents. The execution, delivery and performance by the Purchaser of this Agreement and the other Purchaser Transaction Documents, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the other Purchaser Transaction Documents have been duly and validly executed and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms. The Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

4.4 Experience. The Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof.

4.5 Disclosure of information. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the investment in the Company and the business, properties, prospects and financial condition of the Company.

4.6 Registration. The Purchaser understands that the Units have not been registered under the Securities Act and they cannot be transferred by Purchaser other than in accordance with the terms and conditions set forth in this Agreement and the New Operating Agreement and, in any event, unless such transfer is registered under the Securities Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of the Units under the Securities Act. The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from the Securities Act will be available.

4.7 Public Trading. None of the Company’s Units are presently publicly traded, and the Company has made no representations, covenants or agreements as to whether there will be a public market for any of its Units.

ARTICLE V

INDEMNIFICATION

5.1 Joint and Several Indemnification. The Continuing Members and the Founder, jointly and severally, covenant and agree to indemnify and hold harmless the Purchaser, its Affiliates and their respective employees, officers, directors, managers, equity holders, members, partners, successors and assigns (excluding the Company and any of its employees, officers, managers, successors and assigns) (collectively, the “Indemnified Parties”) from all liabilities, losses, claims, damages (including direct, consequential, incidental and/or special damages), diminution in value, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest and costs and expenses (including amounts paid in settlement, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Losses”) incurred or paid by any Indemnified Party, notwithstanding any knowledge or investigation by any Indemnified Party or its representatives, arising out of any misrepresentation, breach or inaccuracy, at the Closing Date, of any representation or warranty of the Company set forth in this Agreement, or any third party allegation thereof. For the avoidance of doubt, any limitations as to “material”, “materially” or “Material Adverse Effect” set forth herein shall be given effect in determining whether any such misrepresentation, breach or inaccuracy has occurred.

5.2 Several Indemnification. Each Member covenants and agrees to indemnify and hold harmless the Indemnified Parties from all Losses incurred or paid by any Indemnified Party arising out of any misrepresentation, breach or inaccuracy of any representation or warranty of such Continuing Member set forth in this Agreement, or any third party allegation thereof. For the avoidance of doubt, any limitations as to “material”, “materially” or “Material Adverse Effect” set forth herein shall be given effect in determining whether any such misrepresentation, breach or inaccuracy has occurred.

5.3 Company Losses. The parties hereto acknowledge and agree that a Loss suffered by an Indemnified Party shall be limited to actual Losses suffered by the Indemnified Party and shall not be deemed to include any relevant Losses incurred by the Company.

5.4 Liability for Company Breaches. Notwithstanding anything to the contrary in this Agreement: (i) the Continuing Members and the Founder shall be jointly and severally liable to the Indemnified Parties for all actual or alleged breaches by the Company of any of the Company’s representations and warranties; (ii) the Company shall not be liable to the Continuing Members for any or all actual or alleged breaches referred to in the foregoing clause (i); and (iii) except to the extent the Purchaser specifically and expressly consents in writing prior thereto, the Company shall not indemnify any Indemnified Party with respect to, or otherwise incur any liability for, breaches by the Company of any of the Company’s representations and warranties.-

5.5 Limitation on Indemnification. No indemnification within the scope of Sections 5.1 and 5.2 shall be due hereunder unless and to the extent that such indemnification, net of the tax effect (computed in accordance with generally accepted accounting principles), shall individually or in the aggregate exceed the sum of Seventy- Five Thousand Dollars ($75,000). If either the Cuattro 12-Month Call Option or the Cuattro 18-Month Call Option (as such terms are defined in the New Operating Agreement) is exercised, then such exercise shall be a full settlement of any Losses then outstanding. The Continuing Members shall not be obligated to indemnify the Indemnified Parties for the amount of any Losses suffered or incurred by the Indemnified Parties to the extent (a) reimbursed by insurance (net of the premiums, if any, paid by Purchaser or Company attributable to a period after the Closing for the insurance policy under which the Losses are paid); (b) specifically reserved against on the Closing Balance Sheet; or (c) to the extent that such Losses exceed the Purchase Price, where the value of the Heska Shares comprising a portion of the Purchase Price shall be the price per share displayed on the NASDAQ website (nasdaq.com) under the heading NASDAQ Official Close Price on the day the lock-up period under the Lock-Up Agreement expires.

5.6 Indemnification Procedures. All claims for indemnification under this Article V (“Claims”) shall be asserted and resolved as follows.

(a) In the event that an Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 5.1 or Section 5.2 (the “Indemnifying Party”) which has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the following provisions shall apply:

(i) The Indemnified Party shall notify the Indemnifying Party of such Third Party Claim (the “Claim Notice”).

(ii) If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within fifteen (15) days from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party (A) whether such Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to such Third Party Claim and (B) if such Indemnifying Party does not dispute such liability, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim, provided that the Indemnified Party is authorized (but not obligated) prior to and during the Notice Period to take any action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If, and for so long as, (x) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim, (y) the amount of Losses for which the Indemnifying Party is potentially liable under this Article V in connection with such Claim equals or exceeds one-half of (1) the amount of Losses sought in such Third Party Claim or (2) if such Third Party Claim is unliquidated, the likely amount of such Losses as determined by the Indemnified Party in its reasonable discretion, and (z) the Third Party Claim does not (1) involve criminal liability or any admission of wrongdoing, (2) seek equitable relief or any other non-monetary remedy against the Indemnified Party, or (3) involve any Governmental Entity as a party thereto, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by such Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (I) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (II)) involves no admission of wrongdoing by the Indemnified Party or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense.

(iii) If (A) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, or fails to promptly settle or diligently defend such Third Party Claim, (B) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, (C) the Indemnified Party advises that there are issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party, or (D) the Indemnified Party has different or additional defenses available to it, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Third Party Claim in the Indemnified Party’s sole and absolute discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Losses of the Indemnified Party with respect thereto.

(iv) If at any time, in the reasonable opinion of the Indemnified Party, any Third Party Claim could have a material adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of the Indemnified Party or any of its Affiliates or its or their respective businesses, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim or demand at the sole cost and expense of the Indemnifying Party.

(b) If an Indemnified Party asserts a Claim which does not involve a Third Party Claim, the Indemnified Party shall provide a Claim Notice to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party makes an objection in writing, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claim, the Parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective Parties with respect to such Claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, each Indemnified Party shall be entitled to initiate proceedings and seek remedies as may be permitted under the terms of this Agreement and applicable Law.

(c) Notwithstanding the other provisions of this Article V, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article V, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article V, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article V, for any such Losses for which it is entitled to indemnification pursuant to this Article V (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article V).

(d) Right to Set Off. Any Indemnified Party shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to a Member, amounts owed to any Indemnified Party pursuant to this Agreement. Without limiting the foregoing, any payment required by any Member pursuant to this Article V may be effected by, and shall be deemed irrevocably satisfied by, a setoff against any distribution that would otherwise be payable to such Continuing Member pursuant to the New Operating Agreement, or a reduction of the purchase price otherwise payable to such Continuing Member pursuant to the closing of a Put Option (as defined in the New Operating Agreement) transaction or a Call Option (as defined in the New Operating Agreement) transaction, in any such case in an amount equal to such payment obligation.

5.7 No Claim Against the Company. Each Member and the Founder waives any and all rights of indemnification, contribution and other similar rights against the Company (whether arising pursuant to any the Company’s Certificate of Formation, Old Operating Agreement or New Operating Agreement, any contract, any Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement or the Disclosure Schedule and/or out of the negotiation, execution and performance of this Agreement or the Disclosure Schedule, and agrees that any claim of any Indemnified Party, whether for indemnity or otherwise, may be asserted directly against the Founder, all Members or any Member (to the extent provided herein), without any need for any claim against, or joinder of, the Company or any other Member.

5.8 Tax Adjustment. The parties hereto agree to treat any amount paid pursuant to this Article V as an adjustment to the Purchase Price for federal Tax purposes, unless otherwise required by Law.

5.9 Survival of Representations and Warranties. With respect to any claim for any actual or alleged breach of the representations and warranties set forth in this Agreement, the survival periods set forth and agreed to in this Section 5.9 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise apply.

(a) The representations and warranties of the Company or any Member shall survive the Closing and shall expire on the later of the applicable dates specified in clause (i) or (ii) of this Section 5.9(a):

(i) (A) except as to representations and warranties specified in clause (B) or (C) of clause (i) of this Section 5.9(a), the date that is eighteen (18) months after the date hereof; or (B) with respect to representations and warranties contained in Sections 2.1 (organization and standing), 2.3 (capitalization), 2.5(a) (authority for agreement), 2.20 (absence of claims; business relationships with affiliates), 3.1 (authority) and 6.5 (brokers), indefinitely; or (C) with respect to representations and warranties contained in Sections 2.11 (taxes) and 2.18 (ERISA), the date that is (x) six (6) months after the expiration of the longest federal, state, local or foreign statute of limitation (including extensions thereof) applicable to the underlying claim or (y) if there is no applicable statute of limitation, 7 years after the date hereof; and

(ii) the final resolution of all claims pending as of the relevant date described in clause (i) this Section 5.9(a).

(b) The representations and warranties of the Purchaser shall survive the Closing and shall expire on the later of the applicable dates specified in clause (i) or (ii) of this Section 5.9(b):

(i) (A) except as to representations and warranties specified in clause (B) of clause (i) of this Section 5.9(b), the date that is one (1) years after the date hereof; or (B) with respect to representations and warranties contained in Sections 4.3 (authority) and 6.5 (brokers), indefinitely; and

(ii) the final resolution of all claims pending as of the relevant date described in clause (i) this Section 5.9(b).

(c) If a notice of a claim has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to such claim, until such claim has been finally resolved.

ARTICLE VI

MISCELLANEOUS

6.1 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall not be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Purchaser shall have the right to assign Purchaser’s rights under this Agreement to any of Purchaser’s wholly owned subsidiaries.

6.2 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, their respective permitted assigns and the Indemnified Parties any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3 Expenses. Except as set forth in Article V, each of the parties hereto shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Continuing Members, and not the Company, shall bear any costs and expenses (including legal and accounting fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated hereby and the Company shall not bear any costs and expenses in connection with this Agreement and the transactions contemplated hereby.

6.4 Brokers. Each of the Company, the Continuing Members and the Purchaser (a) represents and warrants to the other parties hereto that it has not retained a finder or broker in connection with the transactions contemplated by this Agreement, and (b) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any statement or representation alleged to have been made by such indemnifying party.

6.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.6 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

6.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

6.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)   if to the Purchaser, to

 Heska Corporation

 3760 Rocky Mountain Avenue

 Loveland, CO 80538

 Telecopy: (970) 619-3003

 Attn: Jason Napolitano

 with a copy to:

 Osborn Maledon, P.A.

 2929 North Central Avenue

 21st Floor

 Phoenix, Arizona 85012-2793

 Telecopy: (602) 640-9050

 Attn: William M. Hardin, Esq.

(b)   if to the Company, the Founder or any Member, to

 Cuattro, LLC

 PO Box 4605

 Edwards, CO 81632

 Physical Address for FedEx.

 851 Elkhorn

 Bachelor Gulch

 Avon, CO 81620

 Email: kwilson@cuattro.com

 Attn: Kevin Wilson

 with a copy to:

 Stradling Yocca Carlson & Rauth

 660 Newport Center Drive, Suite 1600

 Newport Beach, CA 92660-6441

 Facsimile: (949) 725-4000

 Attn: R.C. Shepard, Esq.

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

6.9 No Commitment for Additional Financing. Except to the extent otherwise provided in the New Operating Agreement, (i) the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchaser Units as set forth herein, (ii) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

6.10 Complete Agreement. This Agreement (including the Disclosure Schedule) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including (a) that certain Exclusive Negotiations Agreement and (b) that certain Confidentiality Agreement dated October 10, 2012.

6.11 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to waive any term of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. Such waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or agreement, as the case may be, other than that which is specified in the waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

6.12 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or any other Transaction Document means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “to the best of the Company’s knowledge” and words of similar import mean the actual knowledge of any Member, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question. The phrases “to such Continuing Member’s knowledge”, “to the best of such Continuing Member’s knowledge” and words of similar import mean the actual knowledge of such Continuing Member. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Entity or other entity, enterprise, authority or business organization. “Affiliate” means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, (ii) any director, officer, partner, member or trustee of such Person, (iii) any other Person that is deemed to be an affiliate of such Person under interpretations of the Exchange Act, (iv) any Person who is an officer, director, partner, member or trustee of any Person described in clauses (i) through (iii) of this sentence, or (v) if such Person is a natural Person, any member of such natural person’s immediate family. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through Contract or otherwise.

6.13 Counterparts and Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, and all of which together shall constitute one and the same document and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Purchaser, the Company, the Founder and the Continuing Members have executed this Agreement as of the date first written above.

The Purchaser:

HESKA CORPORATION

By:	/s/ Jason Napolitano

Name:	Jason Napolitano

Title:	Chief Financial Officer

The Company:

CUATTRO VETERINARY USA, LLC

By:	/s/ Kevin Wilson

Name:	Kevin Wilson

Title:	Member, Officer

The Founder:

/s/ Kevin S. Wilson
Kevin S. Wilson

Continuing Members:

/s/ Kevin S. Wilson
Kevin S. Wilson

/s/ Shawna M. Wilson
Shawna M. Wilson

/s/ Steve Asakowicz
Steve Asakowicz

/s/ Clint Roth
Clint Roth

/s/ Rod Lippincott
Rod Lippincott

Cuattro, LLC

By:	/s/ Kevin Wilson
Kevin Wilson, Manager

CONSENT OF SPOUSE

The undersigned, being the spouse of [                    ], who is a party to the Unit Purchase Agreement dated as of [                    ], 2013 by and among Heska Corporation, a Delaware corporation, Cuattro Veterinary USA, LLC, a Delaware limited liability company, and the other parties signatory thereto (the “Agreement”), hereby consents and agrees that any community property and/or other interest of the undersigned in the subject matter of the Agreement, including but not limited to the Units is subject to, and bound by, such Agreement.

DATED as of , 2013.